GT.COM Grant Thornton LLP is a U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership. May 13, 2026 U.S. Securities and Exchange Commission Office of the Chief Accountant 100 F Street, NE Washington, DC 20549 Re: Sun Communities, Inc. File No. 1-12616 Dear Sir or Madam: We have read Item 4.01 of Form 8-K/A of Sun Communities, Inc. dated May 13, 2026, and agree with the statements concerning our Firm contained therein. Very truly yours, GRANT THORNTON LLP 27777 Franklin Rd., Suite 800 Southfield, MI 48034 D +1 248 262 1950 F +1 248 350 3581